PFD AND PFO ANNOUNCE RESULTS OF ANNUAL ELECTION OF OFFICERS
PASADENA, CALIFORNIA – April 21, 2015

The Boards of Directors of Flaherty & Crumrine Preferred Income Fund Incorporated (NYSE: PFD) and Flaherty & Crumrine Preferred Income Opportunity Fund Incorporated (NYSE: PFO) today elected the following new officers of the funds.

R. Eric Chadwick, Chief Executive Officer and President
Bradford S. Stone, Chief Financial Officer and Vice President

Mr. Chadwick replaces Donald F. Crumrine as the principal executive officer of each fund and Robert M. Ettinger as the President. Mr. Chadwick had previously served as Chief Financial Officer and Vice President of PFD and PFO since 2004. Mr. Crumrine had served as principal executive officer since 2002. Mr. Crumrine will continue to serve as the Chairman of the Boards of Directors.

Mr. Stone replaces Mr. Chadwick as the principal financial officer of each fund. Mr. Stone had previously served as a Vice President and Assistant Treasurer of PFD and PFO since 2003.

All other officer positions remain unchanged from the prior fiscal year. In addition, Messrs. Chadwick, Stone, Crumrine and Ettinger continue to serve as portfolio managers.

PRESS AND ANALYST INQUIRIES:
Flaherty & Crumrine Incorporated
Chad Conwell
Pasadena, California
626-795-7300

Website: www.preferredincome.com

Past performance is not indicative of future performance. To the extent any portion of the distribution is estimated to be sourced from something other than income, such as return of capital, the source would be disclosed on a Section 19(a)-1 letter located under the “SEC Filings and News” section of the funds’ website,www.preferredincome.com. A distribution rate that is largely comprised of sources other than income may not be reflective of a fund’s performance.

PFD was organized in 1991 and PFO was organized in 1992 as closed-end funds which invest primarily in preferred securities. Each Fund’s investment objective for holders of its common stock is high current income consistent with preservation of capital. PFD and PFO are managed by Flaherty & Crumrine Incorporated, an independent investment adviser which was founded in 1983 to specialize in the management of portfolios of preferred and related securities. Flaherty & Crumrine also manages three other U.S. closed-end funds: Flaherty & Crumrine Preferred Securities Income Fund (NYSE: FFC); Flaherty & Crumrine Total Return Fund (NYSE: FLC); and Flaherty & Crumrine Dynamic Preferred and Income Fund (NYSE: DFP).